[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Exhibit 10.40
FOURTH AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT
This Fourth Amendment to the Collaboration and License Agreement (the “Fourth Amendment”) is entered into as of October 11, 2022 (the “Fourth Amendment Effective Date”) by and between Exelixis, Inc., a Delaware company having an address at 1851 Harbor Bay Parkway, Alameda, CA 94502, USA (“Exelixis”) and Ipsen Pharma SAS, a French corporation having an address at 65 Quai Georges Gorse, 92100 Boulogne-Billancourt, France (“Licensee”). Exelixis and Licensee may be referred to herein individually as a “Party” or collectively as the “Parties.”

Recitals
Whereas, Exelixis and Licensee are parties to that certain Collaboration and License Agreement dated February 29, 2016, as amended by First Amendment dated effective December 20, 2016, Second Amendment dated effective September 14, 2017, and Third Amendment dated effective October 26, 2017 (together, the “License Agreement”), under which the Parties have been collaborating on the development and commercialization of cabozantinib; and
Whereas, the Parties desire to enter into this Fourth Amendment to update certain definitions and payment terms related to the PV Costs under the License Agreement, all on the terms and conditions set forth below.
Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Definitions
1.1    All capitalized terms used herein but not defined shall have their respective meanings set forth in the License Agreement.
1.2    Section 5.5 of the License Agreement is hereby deleted in its entirety and replaced with the following:
5.5 Adverse Event Reporting; Pharmacovigilance Agreement. Within sixty (60) days after the Effective Date, but in any case prior to transfer of the marketing authorization, the Parties shall enter into a pharmacovigilance agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Products, such as Safety Data sharing, adverse events reporting and safety signal and risk management (the “Pharmacovigilance Agreement”), which agreement shall be amended by the Parties [ * ] to comply with any changes in Applicable Laws or any guidance received from Regulatory Authorities. Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws (including to the extent applicable, those obligations contained in ICH guidelines, E2A, E2B, E2C, E2D and E2F) to monitor the patients’ safety. Exelixis has established and shall continue to hold at its costs and expenses the global safety database for the Products, and shall maintain such global safety database for so long as such Product is under Development and/or Commercialization by the Parties. The Parties will collaboratively agree on data cut points for periodic aggregate safety reports and

Exelixis will author such reports; the Parties will jointly review and approve such reports before submission to worldwide Regulatory Authorities as required.
(a)    Parties’ Respective Contributions to PV Costs.
(i)    From the Effective Date through [ * ], Exelixis shall bear one hundred percent (100%) of the cost and expense for establishing and maintaining such global database and the preparation of periodic aggregate safety reports (“PV Costs”).
(ii)    For the [ * ] commencing on [ * ], Licensee shall pay Exelixis, as a contribution towards the PV Costs, an amount equal to [ * ] (the “PV Contribution Fee”), in the manner set forth in clauses (A) and (B) immediately below, which amount shall not be subject in any respect to audit or renegotiation.
(A)    Within [ * ] of the Fourth Amendment Effective Date, Licensee shall pay Exelixis the previously invoiced and outstanding PV Costs for the Calendar Quarters ending [ * ], which aggregate amount shall equal [ * ].
(B)    Licensee shall pay Exelixis an amount equal to [ * ] within [ * ] of receipt of the invoice for such amount.
(iii)    For each Calendar Quarter commencing on [ * ] through the end of the Calendar Quarter in which the First LOE Event (as defined below) occurs, Licensee shall pay Exelixis an amount equal to [ * ] within [ * ] of the end of such quarter, which amount shall be invoiced and shall not be subject in any respect to audit or renegotiation. For purposes of this Fourth Amendment, LOE Event, U.S. LOE Event, EU LOE Event, First LOE Event and Second LOE Event shall be defined as follows:
(A)    Loss of exclusivity (“LOE”) occurs at the earliest of (i) the latest of expiration of the last-to-expire Valid Claim of the Exelixis Patents or Licensee Patents covering the Product in either the US or the EU, as applicable, [ * ] and (ii) the first time there is a Generic Entry with respect to such Product in either the US or any country of the Top 5 EU. For purposes of this definition, “Generic Entry” means, with respect to a particular Product, that one or more Generic Products to such Product [ * ].
(B)    There are two separate LOE Events based on the following Territories: the U.S. (“U.S. LOE Event”), and the EU (“EU LOE Event”).
(C)    The earliest to occur of either the U.S. LOE Event or the EU LOE Event is the “First LOE Event.” The

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

latest to occur of either the U.S. LOE Event or the EU LOE Event is the “Second LOE Event.”
(iv)    For each Calendar Quarter following the First LOE Event through the end of the Calendar Quarter in which the Second LOE Event occurs, Licensee shall pay Exelixis an amount equal to [ * ] within [ * ] of the end of such quarter, which amount shall be [ * ] at the end of [ * ] Calendar Quarters, which shall be invoiced and shall not be subject in any respect to audit or renegotiation. For the sake of clarity, by way of example, after the occurrence of the First LOE Event, Licensee pays Exelixis [ * ] for [ * ] Calendar Quarters, then [ * ] for [ * ] Calendar Quarters, and so on until the end of the Calendar Quarter in which the Second LOE Event occurs.
(v)    Further, for the sake of clarity, Licensee shall have no obligation to pay Exelixis [ * ] under this Section 5.5(a) for any Calendar Quarter from, and after, the end of the Calendar Quarter in which the Second LOE Event occurs.
(b)    Exelixis will ensure that each Party and any Future Exelixis Licensee are able to access the data, if necessary indirectly, from the global safety database in order to meet legal and regulatory obligations. The Parties agree that Exelixis shall not transfer the responsibility or holding of the global safety database to any CRO, sublicensee, Future Exelixis Licensee or any Third Party without Licensee’s prior written consent and approval, which shall not be unreasonably withheld, conditioned or delayed if such transferee (and its Affiliates) is a pharmaceutical company of comparable size as Licensee and agrees to grant Licensee access and other rights to the global safety database substantially equivalent to those granted by Exelixis under the Pharmacovigilance Agreement. The use by Exelixis of a CRO, sublicensee, Future Exelixis Licensee shall be at Exelixis’ sole cost and expenses.
(c)    The JDC shall establish a joint safety subcommittee which shall have the role and responsibility of reviewing and maintaining up to date the Pharmacovigilance Agreement. As per the applicable Pharmacovigilance Agreement each Party shall be primarily responsible for reporting quality complaints, adverse events and Safety Data related to the Products to any Regulatory Authorities and responding to safety issues and to all requests of Regulatory Authorities related to the Products under any MAA or Regulatory Approval for the Product held by such Party and filed with such Regulatory Authorities, in each case at its own cost. Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations.
1.3    Section 9.2(e) (PV Costs) of the License Agreement is hereby deleted in its entirety.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.    General Provisions
2.1    Effect of Amendment. Except as expressly modified herein, all terms and conditions set forth in the License Agreement, as in effect on the Fourth Amendment Effective Date, shall remain in full force and effect.
2.2    Entire Agreement. The License Agreement as modified by this Fourth Amendment is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to its subject matter. This Fourth Amendment supersedes all prior and contemporaneous agreements and communications, whether written or oral, of the Parties regarding this subject matter.
2.3     Severability. If, for any reason, any part of this Fourth Amendment is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Fourth Amendment. All remaining portions shall remain in full force and effect as if the original Fourth Amendment had been executed without the invalidated, unenforceable, or illegal part.
2.4    Counterparts; Electronic or Facsimile Signatures. This Fourth Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Fourth Amendment may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.
In Witness Whereof, the Parties hereto have caused this Fourth Amendment to be executed and entered into by their duly authorized representatives as of the Fourth Amendment Effective Date.

EXELIXIS, INC.	IPSEN PHARMA S.A.S

By: /s/ Jeffrey J. Hessekiel	By: /s/ Francois Garnier

Name: Jeffrey J. Hessekiel	Name: Francois Garnier

Title: EVP & General Counsel	Title: EVP General Counsel
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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.